Exhibit 99.1

Zscaler Reports Second Quarter Fiscal 2024 Financial Results
Second Quarter Highlights
•Revenue grows 35% year-over-year to $525.0 million
•Calculated billings grows 27% year-over-year to $627.6 million
•Deferred revenue grows 35% year-over-year to $1,502.2 million
•GAAP net loss of $28.5 million compared to GAAP net loss of $57.5 million on a year-over-year basis
•Non-GAAP net income of $121.1 million compared to non-GAAP net income of $57.6 million on a year-over-year basis
SAN JOSE, California - February 29, 2024 - Zscaler, Inc. (Nasdaq: ZS), the leader in cloud security, today announced financial results for its second quarter of fiscal year 2024, ended January 31, 2024.
"We delivered strong Q2 results, with billings, revenue and operating profit all coming in above our guidance as customer interest in the Zscaler Zero Trust Exchange platform remains high," said Jay Chaudhry, Chairman and CEO of Zscaler. “An increasing number of customers are realizing the shortcomings of traditional firewall-based security and are engaging with us to transform their legacy security to Zero Trust architecture".

Second Quarter Fiscal 2024 Financial Highlights
•Revenue: $525.0 million, an increase of 35% year-over-year.
•Income (loss) from operations: GAAP loss from operations was $45.5 million, or 9% of revenue, compared to $65.2 million, or 17% of revenue, in the second quarter of fiscal 2023. Non-GAAP income from operations was $103.2 million, or 20% of revenue, compared to $48.8 million, or 13% of revenue, in the second quarter of fiscal 2023.
•Net income (loss): GAAP net loss was $28.5 million, compared to $57.5 million in the second quarter of fiscal 2023. Non-GAAP net income was $121.1 million, compared to $57.6 million in the second quarter of fiscal 2023.
•Net income (loss) per share: GAAP net loss per share was $0.19, compared to $0.40 in the second quarter of fiscal 2023. Non-GAAP net income per share was $0.76, compared to $0.37 in the second quarter of fiscal 2023.
•Cash flows: Cash provided by operations was $142.1 million, or 27% of revenue, compared to $89.5 million, or 23% of revenue, in the second quarter of fiscal 2023. Free cash flow was $100.8 million, or 19% of revenue, compared to $62.8 million, or 16% of revenue, in the second quarter of fiscal 2023.
•Deferred revenue: $1,502.2 million as of January 31, 2024, an increase of 35% year-over-year.
•Cash, cash equivalents and short-term investments: $2,459.8 million as of January 31, 2024, an increase of $359.6 million from July 31, 2023.

Recent Business Highlights
•Introduced Zscaler Zero Trust SASE, the industry’s first single-vendor SASE solution built on Zero Trust. This solution pairs Zscaler’s leading SSE with our new Zero Trust SD-WAN, which eliminates the security risks, costs, and complexity of traditional SD-WAN.

•Announced the availability of Business Insights, a new addition to Zscaler’s enhanced Business Analytics portfolio, which enables IT leaders to improve the employee experience, reduce cyber risk, and optimize SaaS spend and office utilization, all with their current Zscaler deployment.

•Positioned as the only leader in the calendar Q4 2023 Forrester Wave for SaaS Security Posture Management. Additionally, Zscaler received the highest scores possible across 12 criteria including Data Protection, Scale, and Shadow-IT detection.

•Appointed Steve McMahon as Chief Customer Success Officer to scale Zscaler’s customer success organization, optimize the customer engagement model, and exceed the expectations of our global customers.

•Released the findings of the 2023 ThreatLabz State of Encrypted Attacks Report, which revealed that 86% of all cyber threats, including malware, ransomware, and phishing attacks, are delivered over encrypted channels.

•For the second year in a row, named to Built In’s annual Best Places to Work list. This year, in addition to being named as a U.S. Best Large Place to Work, Zscaler was also recognized as a Best Place to Work and a Best Large Place to Work in five cities across the country.

Financial Outlook
For the third quarter of fiscal 2024, we expect:
•Revenue of $534 million to $536 million
•Non-GAAP income from operations of $98 million to $100 million
•Non-GAAP net income per share of approximately $0.64 to $0.65, assuming approximately 161 million fully diluted shares outstanding
For the full year fiscal 2024, we expect:
•Revenue of approximately $2.118 billion to $2.122 billion
•Calculated billings of $2.55 billion to $2.57 billion
•Non-GAAP income from operations of $395 million to $400 million
•Non-GAAP net income per share of $2.73 to $2.77, assuming approximately 161 million fully diluted shares outstanding
These statements are forward-looking and actual results may differ materially. Refer to the Forward-Looking Statements safe harbor below for information on the factors that could cause our actual results to differ materially from these forward-looking statements.

In August 2023, we completed an assessment of the useful lives of our servers and networking equipment, which resulted in an extension of their useful lives from four to five years. This change was effective beginning in fiscal year 2024. Based on the carrying amount of these assets as of July 31, 2023, the impact for each of the three and six months ended January 31, 2024 was approximate a 60 basis point, benefit to our gross margin.

Guidance for non-GAAP income from operations excludes stock-based compensation expense and related employer payroll taxes, amortization of debt issuance costs, and amortization expense of acquired intangible assets. We have not reconciled our expectations of non-GAAP income from operations and non-GAAP net income per share to their most directly comparable GAAP measures because certain items are out of our control or cannot be reasonably predicted. For those reasons, we are also unable to address the probable significance of the unavailable information, the variability of which may have a significant impact on future results. Accordingly, a reconciliation for the guidance for non-GAAP income from operations and non-GAAP net income per share is not available without unreasonable effort.

For further information regarding why we believe that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the "Explanation of Non-GAAP Financial Measures" section of this press release.

Conference Call and Webcast Information
Zscaler will host a conference call for analysts and investors to discuss its second quarter of fiscal 2024 and outlook for its third quarter of fiscal 2024 and full year fiscal 2024 today at 1:30 p.m. Pacific time (4:30 p.m. Eastern time).

Date:	Thursday, February 29, 2024
Time:	1:30 p.m. PT
Webcast:	https://ir.zscaler.com
Dial-in:	To join by phone, register at the following link: (https://register.vevent.com/register/BI45a87c0b9073459091dc36cc599cf993). After registering, you will be provided with a dial-in number and a personal PIN that you will need to join the call.
Upcoming Conferences
Third quarter of fiscal 2024 investor conference participation schedule:

•JMP Technology Conference
Monday, March 4, 2024

•Morgan Stanley TMT Conference
Wednesday, March 6, 2024

Sessions which offer a webcast will be available on the Investor Relations section of the Zscaler website at https://ir.zscaler.com/

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements regarding our future financial and operating performance, including our financial outlook for the third quarter of fiscal 2024 and full year fiscal 2024. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including but not limited to: macroeconomic influences and instability, including the ongoing effects of inflation, geopolitical events, operations and financial results and the economy in general; risks related to the use of AI in our platform; the impact of a government default or shut-down; our limited operating history; our ability to identify and effectively implement the necessary changes to address execution challenges; risks associated with managing our rapid growth, including fluctuations from period to period; our limited experience with new products and subscriptions and support introductions and the risks associated with new products and subscription and support offerings, including the discovery of software bugs; our ability to attract and retain new customers; the failure to timely develop and achieve market acceptance of new products and subscriptions as well as existing products and subscription and support; rapidly evolving technological developments in the market for network security products and subscription and support offerings and our ability to remain competitive; length of sales cycles; useful lives of our assets and other estimates; and general market, political, economic and business conditions.
Additional risks and uncertainties that could affect our financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth from time to time in our filings and reports with the Securities and Exchange Commission (SEC), including our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2023 filed on December 6, 2023 and our Annual Report on Form 10-K for the fiscal year ended July 31, 2023 filed on September 14, 2023, as well as future filings and reports by us, copies of which are available on our website at ir.zscaler.com and on the SEC’s website at www.sec.gov. You should not rely on these forward-looking statements, as actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of such risks and uncertainties. Additional information will also be set forth in other filings that we make with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Use of Non-GAAP Financial Information
We believe that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations. For further information regarding why we believe that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the “Explanation of Non-GAAP Financial Measures” section of this press release.

About Zscaler
Zscaler (Nasdaq: ZS) accelerates digital transformation so customers can be more agile, efficient, resilient, and secure. The Zscaler Zero Trust Exchange™ platform protects thousands of customers from cyberattacks and data loss by securely connecting users, devices, and applications in any location. Distributed across more than 150 data centers globally, the SSE-based Zero Trust Exchange is the world’s largest in-line cloud security platform.
Zscaler™ and the other trademarks listed at https://www.zscaler.com/legal/trademarks are either (i) registered trademarks or service marks or (ii) trademarks or service marks of Zscaler, Inc. in the United States and/or other countries. Any other trademarks are the properties of their respective owners.

Investor Relations Contacts
Bill Choi, CFA
SVP, Investor Relations and Strategic Finance
(408) 816-1478
ir@zscaler.com

Natalia Wodecki
Media Relations Contact
press@zscaler.com

ZSCALER, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2024	2023	2024	2023
Revenue	$524,999	$387,598	$1,021,702	$743,146
Cost of revenue (1) (2)	117,199	87,604	228,593	164,301
Gross profit	407,800	299,994	793,109	578,845
Operating expenses:
Sales and marketing (1) (2)	276,481	235,945	543,592	464,781
Research and development (1) (2)	122,181	85,765	235,720	160,711
General and administrative (1)	54,595	43,522	105,311	87,678
Total operating expenses	453,257	365,232	884,623	713,170
Loss from operations	(45,457)	(65,238)	(91,514)	(134,325)
Interest income	28,385	12,669	54,327	20,534
Interest expense (3)	(3,605)	(1,333)	(6,764)	(2,664)
Other income (expense), net	172	141	(1,040)	(722)
Loss before income taxes	(20,505)	(53,761)	(44,991)	(117,177)
Provision for income taxes (4)	7,964	3,692	16,961	8,438
Net loss	$(28,469)	$(57,453)	$(61,952)	$(125,615)
Net loss per share, basic and diluted	$(0.19)	$(0.40)	$(0.42)	$(0.87)
Weighted-average shares used in computing net loss per share, basic and diluted	148,951	144,511	148,287	144,001
(1) Includes stock-based compensation expense and related payroll taxes as follows:

Cost of revenue	$13,434	$9,595	$26,389	$18,256
Sales and marketing	65,855	55,213	124,523	110,682
Research and development	44,120	29,380	85,163	54,613
General and administrative	22,127	17,330	42,190	36,603
Total	$145,536	$111,518	$278,265	$220,154
(2) Includes amortization expense of acquired intangible assets as follows:

Cost of revenue	$2,717	$2,175	$5,434	$4,114
Sales and marketing	226	178	452	356
Research and development	140	198	233	633
Total	$3,083	$2,551	$6,119	$5,103

(3) Includes amortization of debt issuance costs as follows:	$978	$973	$1,955	$1,945

(4) Includes tax expense associated with the integration of a business acquisition as follows:	$—	$—	$3,259	$—

ZSCALER, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
	January 31,	July 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$1,438,586	$1,262,206
Short-term investments	1,021,218	838,026
Accounts receivable, net	479,611	582,636
Deferred contract acquisition costs	125,591	115,827
Prepaid expenses and other current assets	77,702	91,619
Total current assets	3,142,708	2,890,314
Property and equipment, net	294,495	242,355
Operating lease right-of-use assets	87,804	70,671
Deferred contract acquisition costs, noncurrent	255,883	259,407
Acquired intangible assets, net	22,540	25,859
Goodwill	92,415	89,192
Other noncurrent assets	38,381	30,519
Total assets	$3,934,226	$3,608,317

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,137	$18,481
Accrued expenses and other current liabilities	68,217	64,975
Accrued compensation	137,362	136,800
Deferred revenue	1,316,416	1,281,143
Operating lease liabilities	44,773	34,469
Total current liabilities	1,583,905	1,535,868
Convertible senior notes, net	1,141,011	1,134,159
Deferred revenue, noncurrent	185,759	158,533
Operating lease liabilities, noncurrent	47,906	41,917
Other noncurrent liabilities	16,789	12,728
Total liabilities	2,975,370	2,883,205
Stockholders’ Equity
Common stock	150	147
Additional paid-in capital	2,114,041	1,816,915
Accumulated other comprehensive loss	(3,009)	(1,576)
Accumulated deficit	(1,152,326)	(1,090,374)
Total stockholders’ equity	958,856	725,112
Total liabilities and stockholders’ equity	$3,934,226	$3,608,317

ZSCALER, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Six Months Ended
	January 31,
	2024	2023
Cash Flows from Operating Activities
Net loss	$(61,952)	$(125,615)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization expense	29,361	25,241
Amortization expense of acquired intangible assets	6,119	5,103
Amortization of deferred contract acquisition costs	61,504	46,053
Amortization of debt issuance costs	1,955	1,945
Non-cash operating lease costs	21,633	14,988
Stock-based compensation expense	269,570	214,911
Accretion of investments purchased at a discount	(9,582)	(1,433)
Unrealized (gains) losses on hedging transactions	2,841	(696)
Deferred income taxes	(1,437)	9
Other	1,403	(784)
Changes in operating assets and liabilities, net of effects of business combinations
Accounts receivable	102,374	40,800
Deferred contract acquisition costs	(67,744)	(64,202)
Prepaid expenses, other current and noncurrent assets	2,660	(7,800)
Accounts payable	(2,412)	5,228
Accrued expenses, other current and noncurrent liabilities	6,020	5,899
Accrued compensation	562	(17,651)
Deferred revenue	62,477	90,862
Operating lease liabilities	(22,477)	(14,920)
Net cash provided by operating activities	402,875	217,938
Cash Flows from Investing Activities
Purchases of property, equipment and other assets	(59,553)	(43,883)
Capitalized internal-use software	(17,816)	(15,623)
Payments for business acquisitions, net of cash acquired	(4,377)	—
Purchase of strategic investments	(2,000)	(1,200)
Purchases of short-term investments	(761,796)	(513,743)
Proceeds from maturities of short-term investments	594,687	586,801
Proceeds from sale of short-term investments	2,105	—
Net cash provided by (used in) investing activities	(248,750)	12,352
Cash Flows from Financing Activities
Proceeds from issuance of common stock upon exercise of stock options	3,848	2,104
Proceeds from issuance of common stock under the employee stock purchase plan	18,407	11,410
Other	—	(2)
Net cash provided by financing activities	22,255	13,512
Net increase in cash and cash equivalents	176,380	243,802
Cash and cash equivalents at beginning of period	1,262,206	1,013,210
Cash and cash equivalents at end of period	$1,438,586	$1,257,012

ZSCALER, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except percentages)
(unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2024	2023	2024	2023

Revenue	$524,999	$387,598	$1,021,702	$743,146

Non-GAAP Gross Profit and Non-GAAP Gross Margin
GAAP gross profit	$407,800	$299,994	$793,109	$578,845
Add: Stock-based compensation expense and related payroll taxes	13,434	9,595	26,389	18,256
Add: Amortization expense of acquired intangible assets	2,717	2,175	5,434	4,114
Non-GAAP gross profit	$423,951	$311,764	$824,932	$601,215
GAAP gross margin	78%	77%	78%	78%
Non-GAAP gross margin	81%	80%	81%	81%

Non-GAAP Income from Operations and Non-GAAP Operating Margin
GAAP loss from operations	$(45,457)	$(65,238)	$(91,514)	$(134,325)
Add: Stock-based compensation expense and related payroll taxes	145,536	111,518	278,265	220,154
Add: Amortization expense of acquired intangible assets	3,083	2,551	6,119	5,103
Non-GAAP income from operations	$103,162	$48,831	$192,870	$90,932
GAAP operating margin	(9)%	(17)%	(9)%	(18)%
Non-GAAP operating margin	20%	13%	19%	12%

ZSCALER, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2024	2023	2024	2023
Non-GAAP Net Income per Share, Diluted
GAAP net loss	$(28,469)	$(57,453)	$(61,952)	$(125,615)
Stock-based compensation expense and related payroll taxes	145,536	111,518	278,265	220,154
Amortization expense of acquired intangible assets	3,083	2,551	6,119	5,103
Amortization of debt issuance costs	978	973	1,955	1,945
Provision for income taxes (1)	—	—	3,259	—
Non-GAAP net income	$121,128	$57,589	$227,646	$101,587

Add: Non-GAAP interest expense related to the convertible senior notes	359	360	718	719
Numerator used in computing non-GAAP net income per share, diluted	$121,487	$57,949	$228,364	$102,306

GAAP net loss per share, diluted	$(0.19)	$(0.40)	$(0.42)	$(0.87)
Stock-based compensation expense and related payroll taxes	0.91	0.72	1.75	1.42
Amortization expense of acquired intangible assets	0.02	0.02	0.04	0.03
Amortization of debt issuance costs	0.01	0.01	0.01	0.01
Provision for income taxes (1)	—	—	0.02	—
Non-GAAP interest expense related to the convertible senior notes	—	—	—	—
Adjustment to total fully diluted earnings per share (2)	0.01	0.02	0.04	0.07
Non-GAAP net income per share, diluted	$0.76	$0.37	$1.44	$0.66

Weighted-average shares used in computing GAAP net loss per share, diluted	148,951	144,511	148,287	144,001
Add: Outstanding equity incentive awards	4,670	2,605	4,226	3,229
Add: Convertible senior notes	7,626	7,626	7,626	7,626
Less: Antidilutive impact of capped call transactions (3)	(2,093)	—	(1,254)	—
Weighted-average shares used in computing non-GAAP net income per share, diluted	159,154	154,742	158,885	154,856
___________

(1) We use our GAAP provision for income taxes for purposes of determining our non-GAAP income tax expense. The difference between our GAAP and non-GAAP provision for income taxes represents primarily the effects of stock-based compensation expense and income tax effects associated with business acquisitions. The income tax benefit related to stock-based compensation expense included in the GAAP provision for income taxes was not material for all periods presented. In the fiscal quarter ended October 31, 2023, we recognized a tax expense of $3.3 million associated with the integration of a business acquisition.

(2) The sum of the fully diluted earnings per share impact of individual reconciling items may not total to fully diluted non-GAAP net income per share due to the weighted-average shares used in computing the GAAP net loss per share differs from the weighted-average shares used in computing the non-GAAP net income per share, and due to rounding of the individual reconciling items. The GAAP net loss per share calculation uses a lower share count as it excludes potentially dilutive shares, which are included in calculating the non-GAAP net income per share.

(3) We exclude the in-the-money portion of the convertible senior notes for non-GAAP weighted-average diluted shares as they are covered by our capped call transactions. Our outstanding capped call transactions are antidilutive under GAAP but are expected to mitigate the dilutive effect of the convertible senior notes, and therefore are included in the calculation of non-GAAP diluted shares outstanding.

ZSCALER, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except percentages)
(unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2024	2023	2024	2023
Calculated Billings
Revenue	$524,999	$387,598	$1,021,702	$743,146
Add: Total deferred revenue, end of period	1,502,175	1,111,880	1,502,175	1,111,880
Less: Total deferred revenue, beginning of period	(1,399,544)	(1,005,713)	(1,439,676)	(1,021,123)
Calculated billings	$627,630	$493,765	$1,084,201	$833,903

Free Cash Flow
Net cash provided by operating activities	$142,069	$89,481	$402,875	$217,938
Less: Purchases of property, equipment and other assets	(30,894)	(18,681)	(59,553)	(43,883)
Less: Capitalized internal-use software	(10,387)	(7,982)	(17,816)	(15,623)
Free cash flow	$100,788	$62,818	$325,506	$158,432

Free Cash Flow Margin
Net cash provided by operating activities, as a percentage of revenue	27%	23%	39%	29%
Less: Purchases of property, equipment and other assets, as a percentage of revenue	(6)%	(5)%	(6)%	(6)%
Less: Capitalized internal-use software, as a percentage of revenue	(2)%	(2)%	(2)%	(2)%
Free cash flow margin	19%	16%	32%	21%

ZSCALER, INC.
Explanation of Non-GAAP Financial Measures
In addition to our results determined in accordance with generally accepted accounting principles in the United States of America (GAAP), we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In particular, free cash flow is not a substitute for cash provided by operating activities. Additionally, the utility of free cash flow as a measure of our liquidity is further limited as it does not represent the total increase or decrease in our cash balance for a given period. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation of our historical non-GAAP financial measures to their most directly comparable financial measures stated in accordance with GAAP has been included in this press release. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures and key metrics as analytical tools. Investors are encouraged to review these reconciliations, and not to rely on any single financial measure to evaluate our business.
Expenses Excluded from Non-GAAP Measures
Stock-based compensation expense is excluded primarily because it is a non-cash expense that management believes is not reflective of our ongoing operational performance. Employer payroll taxes related to stock-based compensation, which is a cash expense, are excluded because these are tied to the timing and size of the exercise or vesting of the underlying equity awards and the price of our common stock at the time of vesting or exercise, which may vary from period to period independent of the operating performance of our business. Amortization expense of acquired intangible assets from business acquisitions is excluded because it is considered by management to be outside of our core business operating performance. Amortization of debt issuance costs from the convertible senior notes are excluded because these are non-cash expenses and are not reflective of our ongoing operational performance. We estimate the tax effect of these items on our non-GAAP results and may adjust our GAAP provision for income taxes, if such effects have a material impact to our non-GAAP results.
Non-GAAP Financial Measures
Non-GAAP Gross Profit and Non-GAAP Gross Margin. We define non-GAAP gross profit as GAAP gross profit excluding stock-based compensation expense and related employer payroll taxes and amortization expense of acquired intangible assets. We define non-GAAP gross margin as non-GAAP gross profit as a percentage of revenue.
Non-GAAP Income from Operations and Non-GAAP Operating Margin. We define non-GAAP income from operations as GAAP loss from operations excluding stock-based compensation expense and related employer payroll taxes, and amortization expense of acquired intangible assets. We define non-GAAP operating margin as non-GAAP income from operations as a percentage of revenue.
Non-GAAP Net Income per Share, Diluted. We define non-GAAP net income as GAAP net loss excluding stock-based compensation expense and related employer payroll taxes, amortization expense of acquired intangible assets, amortization of debt issuance costs, and the tax effects of these items on our non-GAAP net income, if such effects have a material impact. We define non-GAAP net income per share, diluted, as non-GAAP net income plus the non-GAAP interest expense divided by the weighted-average diluted shares outstanding, which includes the effect of potentially diluted common stock equivalents outstanding during the period and the anti-dilutive impact of the capped call transactions entered into in connection with the convertible senior notes.
Calculated Billings. We define calculated billings as revenue plus the change in deferred revenue in a period. Calculated billings in any particular period aims to reflect amounts invoiced for subscriptions to access our cloud platform, together with related support services for our new and existing customers. We typically invoice our customers annually in advance, and to a lesser extent quarterly in advance, monthly in advance or multi-year in advance.
Free Cash Flow and Free Cash Flow Margin. We define free cash flow as net cash provided by operating activities less purchases of property, equipment and other assets and capitalized internal-use software. We define free cash flow margin as free cash flow divided by revenue. We believe that free cash flow and free cash flow margin are useful indicators of liquidity that provide information to management and investors about the amount of cash generated from our operations that, after the investments in property, equipment and other assets and capitalized internal-use software, can be used for strategic initiatives.